Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER GENERATES BETTER THAN ANTICIPATED

FOURTH QUARTER 2004 SALES

•                  Company’s Consolidated Net Sales Increase 18.5%

•                  Comparable Guitar Center Store Sales Increase 10%

•                  Musician’s Friend Net Sales Up 20.3%

•                  Based on Strong Holiday Sales, Company Raises Fourth Quarter Earnings Guidance

Westlake Village, CA (January 5, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported sales for the fourth quarter and the year ended December 31, 2004.

Consolidated net sales for the quarter ended December 31, 2004 increased 18.5% to $468.9 million from $395.8 million in the same period last year.  Net sales from Guitar Center stores were $362.8 million for the fourth quarter, an 18.4% increase from $306.3 million reported in the same period last year.  Comparable Guitar Center store sales increased 10% for the quarter.  Net sales from new stores contributed $25.1 million and represent 44% of the total increase in Guitar Center store net sales.  In the fourth quarter, Musician’s Friend net sales increased 20.3% to $94.4 million from $78.5 million in the fourth quarter of 2003.  Net sales from American Music stores were $11.7 million for the fourth quarter, a 6.2% increase from $11.0 million generated in the fourth quarter of 2003.  Comparable American Music store sales decreased 2% for the quarter.

Marty Albertson, Chairman and Chief Executive Officer of Guitar Center, said, “We are surprised and delighted with the strong sales generated in the fourth quarter, which trended upward as the holiday season progressed.  Sales of guitars, particularly guitar and bass packages, helped drive the 18.5% increase in our top line for the quarter.  We experienced a very positive response from customers to our December “Guitar-a-thon” which contributed to strong traffic in our Guitar Center stores, as well as to other promotions during the holiday season which generated a higher level of orders in our Musician’s Friend division.  In addition, improved merchandise planning and supply chain efficiencies enabled us to further enhance inventory flow and execution at Guitar Center stores and Musician’s Friend.

Net sales for the year ended December 31, 2004 increased 18.7% to $1.513 billion compared with $1.275 billion for 2003.  Net sales from Guitar Center stores for 2004 totaled $1.162 billion, an 18.6% increase from $979.0 million in 2003.  Comparable Guitar Center store sales for the full year increased 10%.  Net sales from new stores contributed $87.8 million and represent 48% of the total increase in Guitar Center store net sales.  Musician’s Friend net sales increased 20.7% to $311.3 million in 2004 from $257.9 million in 2003.  Net sales from American Music stores for 2004 totaled $40.4 million, a 5.7% increase from $38.2 million in 2003.  Comparable American Music store sales for the full year increased 1%.

Business Outlook

Based on our sales performance during the holiday season, we presently anticipate fourth quarter diluted earnings per share in the range of $0.89 to $0.92.  This reflects an increase over the guidance of fourth quarter diluted earnings per share in the range of $0.80 to $0.88 which we provided at the time third quarter results were announced.  Our earnings guidance for the fourth quarter of 2004 includes the previously announced one-time after-tax charge of approximately $1.2 million, or $0.04 per diluted share, being recorded in connection with the termination of the Company’s existing employment agreement with Larry Thomas.  The per share amount is based on an estimated 29.4 million diluted shares, which includes the 2.9 million conversion shares related to the Company’s senior convertible notes deemed to be outstanding for purposes of calculating diluted earnings per share under the “if-converted” method of accounting.  Fourth quarter and full-year financial results are scheduled to be released after market close on February 9, 2005.

The comment regarding fourth quarter financial performance in the immediately preceding paragraph constitutes a forward-looking statement and is made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information should be read in conjunction with the information under the caption “Business Risks and Forward-Looking Statements” below.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 136 Guitar Center stores, with 113 stores in 46 major markets and 23 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to results deemed to be achievable by management in the fourth quarter and the full fiscal year ended December 31, 2004.  This earnings guidance and the other financial data provided is based on preliminary, unaudited internal operating data that is not final and is subject to adjustment.  We cannot assure you that there will not be adjustments in such data during our year-end closing and audit procedures or that any such adjustment will not be material.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

                Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.